Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Range Capital Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-1 (No. 333-283518) of our report dated October 4, 2024, except for Notes 5, 7 and the fourth paragraph on Note 8, as to which the date is November 27, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Range Capital Acquisition Corp. as of August 31, 2024 and for the period from July 24, 2024 (inception) through August 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, TX

December 11, 2024